--------                               -----------------------------
 FORM 3                                        OMB APPROVAL
--------                               -----------------------------
                                       OMB Number:       3235-0104
                                       Expires:  January 31, 2005
                                       Estimated average burden
                                       hours per response      0.5
                                       -----------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
-----------------------------------------------------------------------------
(Print or Type Responses)
-----------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    KBW Asset Management, Inc.
-----------------------------------------------------------------------------
    (Last) (First) (Middle)

    Two Hudson Place
-----------------------------------------------------------------------------
                    (Street)
    Hoboken                  NJ                    07030
-----------------------------------------------------------------------------
   (City)                  (State)                 (Zip)

-----------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)

    11/16/98
-----------------------------------------------------------------------------

3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


-----------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Wynstone Fund, L.L.C. (no ticker symbol)(1)
-----------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer (Check all applicable)

   [   ] Director
   [   ] 10% Owner
   [   ] Officer (give title Below)
   [ x ] Other (Specify below)

    Non-Managing Member of Investment Adviser
-----------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)


-----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [ x ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person
-----------------------------------------------------------------------------

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Limited Liability
 Company Interests                       $100,000(2)                 I                    (3)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned
directly or indirectly.                                                                    (Over)

                                        (Print or Type Responses)


Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Explanation of Responses:

(1) Wynstone Fund, L.L.C. was formerly known as Wynstone Partners, L.P.

(2) Following the contribution, as of November 16, 1998, KBW Asset Management, Inc. ("KBW") indirectly owned 3.55% of the Limited Liability Company Interests of Wynstone Fund, L.L.C. (the "Interests").

(3) KBW is the non-managing member of CIBC Oppenheimer Advisers, L.L.C. ("CIBCOA"), which serves as the investment adviser of Wynstone Fund, L.L.C. (the "Issuer") pursuant to an investment advisory agreement between the Issuer and CIBCOA dated September 1, 1998. The Interest in the Issuer is held directly by CIBCOA and indirectly by KBW by virtue of its interest in CIBCOA. The filing of this statement with the inclusion of the foregoing information shall not be construed as an admission that KBW is the beneficial owner of any equity securities of the Issuer except as to those securities in which KBW may be deemed to have an indirect pecuniary interest pursuant to rule 16a-1(a)(2).

*  If the Form is filed by more than one Reporting Person, see instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                      KBW ASSET MANAGEMENT, INC.


                                      By: /s/ Michael O'Brien          03/10/03
                                      --------------------------       --------
                                      Name:  Michael O'Brien           Date
                                      Title: President


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.